                                          Exhibit 99.1 - Joint Filer Information

Designated Filer: BCP IV GrafTech Holdings LP
Issuer & Ticker Symbol: GrafTech International Ltd. (GTI)
Date of Event Requiring Statement: August 14, 2015

Joint Filers:
1. Name: Athena Acquisition Subsidiary Inc.
Address: 2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Relationship of Reporting Person to Issuer: 10% Owner